15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLUEM SCHEDULES FIRST-QUARTER 2015 EARNINGS CONFERENCE CALL FOR MAY 7 AND PROVIDES COMMODITY DERIVATES UPDATE

First-Quarter 2015 Conference Call
Thursday, May 7, 2015
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 877.930.8286
International dial-in number: 253.336.8309
Conference Code: 21467111

TULSA, OK - April 22, 2015 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) will host a conference call on Thursday, May 7, 2015 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its first-quarter 2015 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces preliminary results for its commodity derivatives for the first quarter of 2015 and its updated basic and diluted weighted-average shares outstanding.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on May 7, 2015 through Thursday, May 14, 2015. Participants may access this replay by dialing 855.859.2056, using conference code 21467111.

Commodity Derivatives
For the three months ended March 31, 2015, Laredo expects to report a gain on derivatives of approximately $63.2 million, including approximately $63.1 million net cash received on settlements of matured derivatives. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At March 31, 2015, the Company had hedges in place for the remaining three quarters of 2015 for 5,768,140 barrels of oil at a weighted-average floor price of $80.99 per barrel, representing approximately 100% of anticipated oil production for the last nine months of 2015. The Company has also hedged 21,520,000 million British thermal units (“MMBtu”) of natural gas for the remaining nine months of 2015 at a weighted-average floor price of $3.00 per MMBtu, representing approximately 60% of anticipated natural gas and natural gas liquids production for the last three quarters of 2015. Additionally, the Company has basis swaps for the remaining nine months of 2015 totaling 2,750,000 barrels of oil to hedge the Midland-West Texas Intermediate (“WTI”) basis differential at WTI less $1.95 per barrel.
For 2016, the Company has hedged 4,129,800 barrels of oil at a weighted-average floor price of $81.84 per barrel and 18,666,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu. Additionally, for 2017, the Company has hedged 2,628,000 barrels of oil at a weighted-average floor price of $77.22 per barrel.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended March 31, 2015, basic and diluted weighted-average shares outstanding were approximately 162.426 million and 165.111 million, respectively. The updated weighted-average shares outstanding reflect the 69,000,000 shares issued in the Company’s equity offering in March.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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